New Perspective Fund Inc.
333 South Hope Street, Los Angeles, CA 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$705,785
Class B	$14,483
Class C	$17,395
Class F-1	$19,970
Class F-2	$754
Total	$758,387
Class 529-A	$15,423
Class 529-B	$1,362
Class 529-C	$2,458
Class 529-E	$747
Class 529-F-1	$307
Class R-1	$628
Class R-2	$6,455
Class R-3	$18,231
Class R-4	$15,580
Class R-5	$57,987
Total	$119,178

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5510
Class B	$0.2992
Class C	$0.3107
Class F-1	$0.5509
Class F-2	$ 0.5849
Class 529-A	$0.5458
Class 529-B	$0.3206
Class 529-C	$0.3290
Class 529-E	$0.4667
Class 529-F-1	$0.6058
Class R-1	$0.3600
Class R-2	$0.3273
Class R-3	$0.4693
Class R-4	$0.5625
Class R-5	$0.6356

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,342,913
Class B	48,492
Class C	57,667
Class F-1	36,368
Class F-2	1,409
Total	1,486,849
Class 529-A	31,461
Class 529-B	4,636
Class 529-C	8,286
Class 529-E	1,783
Class 529-F-1	582
Class R-1	2,018
Class R-2	21,900
Class R-3	43,653
Class R-4	31,862
Class R-5	105,716
Total	251,897

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.53
Class B	$17.25
Class C	$17.11
Class F-1	$17.46
Class F-2	$17.53
Class 529-A	$17.41
Class 529-B	$17.18
Class 529-C	$17.16
Class 529-E	$17.29
Class 529-F-1	$17.38
Class R-1	$17.05
Class R-2	$17.13
Class R-3	$17.27
Class R-4	$17.38
Class R-5	$17.52